EXHIBIT 12


    COMPUTATION OF PRO FORMA, AS ADJUSTED RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE YEAR ENDED MARCH 31, 1997
                  AND THE SIX MONTHS ENDED SEPTEMBER 30, 1997:
                                   (UNAUDITED)
                                                                    Six Months
(Dollars in thousands)                                Year ended       ended
                                                       March 31,   September 30,
                                                         1997          1997
                                                      ----------   -------------
Income before income taxes .......................      $2,082       $  898
Add:
  Fixed charges ..................................         405          202
                                                        ------       ------
  Income as adjusted .............................      $2,487       $1,100
                                                        ======       ======
Fixed charges:
  Interest expense ...............................      $  345       $  172
  Portion of rental expense representative
    of interest ..................................          60           30
                                                        ------       ------
Total fixed charges ..............................         405          202
Preferred stock dividends (1) ....................       1,700          850
                                                        ------       ------
Combined fixed charges and preferred stock
   dividends .....................................      $2,105       $1,052
                                                        ======       ======
Ratio of earnings to combined fixed charges
  and preferred stock dividends ..................        1.18         1.05
                                                        ======       ======

(1) Included are preferred stock dividends of $1,020 ($1,700 on a pre tax basis) and $255 ($425 on a pre tax basis) representing the pre tax income which would be required to cover such dividend requirements based on the Company's effective income tax rate for the year ended March 31, 1997 and for the six months ended September 30, 1997, respectively.